SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):

                                  June 12, 2002

                               Aphton Corporation
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             (Exact name of registrant as specified in its charter)



        Delaware                          0-19122              95-3640931
---------------------------------    ----------------   ------------------------
   (State or Other Jurisdiction       (Commission           (I.R.S. Employer
    of Incorporation)                  File Number)      Identification  Number)


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             80 S.W. Eighth Street, Suite 2160, Miami, Florida 33130
               (Address of principal executive offices) (zip code)

                                (305) 374-7338
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              (Registrant's telephone number, including area code)


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          (Former name or former address, if changed since last report)


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ITEM 5.  OTHER EVENTS.

          On June 12, 2002, Aphton Corporation (the "Company") reported today continued impressive interim results from its clinical trial with patients with metastatic stomach cancer who were treated with the Company's G17DT and chemotherapy consisting of cisplatin and 5FU. This report updates results reported at the American Society of Clinical Oncology (ASCO) on May 17, 2002 on 36 patients.

          Of 58 evaluable patients reported upon this time, 28 had either a partial or a complete tumor response for an overall tumor response rate of 48.3%. One patient had a complete response (no detectable residual tumor) and 27 had a partial response (tumor shrinkage by 50% or more). Furthermore, an additional 21 patients, or 36.2% of the evaluated patients, had stable disease. Thus, a total of 84.5% of the patients had either tumor shrinkage or stable disease. The Company's anti-gastrin targeted immunotherapy adds a biological, non-toxic dimension to the treatment of gastrointestinal cancers.

          These results compare favorably with results from the only large, randomized, phase III clinical trial that has been conducted with cisplatin plus 5 FU/Leucovorin for patients with advanced gastric cancer. Of 399 total patients enrolled in the trial, 245 were evaluable. For the patients treated with cisplatin plus 5FU, the tumor response rate was 20%, as reported by the European Organization for Research and Treatment of Cancer (EORTC) who conducted the trial.

          It is estimated that there are approximately 570,000 patients with gastric cancer in the US, Europe and Japan alone. The prognosis for the overwhelming majority of these patients is very poor. Patients diagnosed with metastatic disease have five-year survival rates of only about three percent. Surgery and chemotherapy are the primary treatment options currently, but have shown only very limited benefit. The Company believes that its anti-gastrin approach has the potential to extend life without adding toxicity to the therapeutic regimen.

          The Company is conducting one Phase III and three Phase II clinical trials. The Company's anti-gastrin targeted therapy induces antibodies in patients that bind to both gastrin 17 and gly-gastrin and remove them from circulation before they can bind to the cancer cell and initiate cell growth. (The Company believes this is the optimum method for achieving "growth factor inhibition.") Gastrin 17 and gly-gastrin are believed to be central growth factors, or the initiating signals, for cell growth, cell proliferation and metastasis (spread) in gastric, i.e. stomach, pancreatic, esophageal, colorectal and other gastrointestinal (GI) system cancers. This signaling program is accomplished by gastrin binding to the large numbers of gastrin receptors which appear, de novo, in the great majority of cases, on tumor cell surfaces throughout the gastrointestinal system. Interrupting this process by immunizing the patient with the Company's anti-gastrin immunogen is a precisely "targeted" immunotherapy. This specificity of targeting only cancer cells occurs because gastrin is not normally secreted and gastrin receptors are not normally found on "healthy" cells in the GI system, unless they are malignant, or on the path to malignancy (except for cells involved with normal acid secretion).

          Recent findings have shown that inhibiting gastrin not only inhibits cell growth, proliferation and metastasis directly, but also "unblocks" a central pathway leading to cell-suicide (apoptosis). This tilts the balance, from cell growth, to cell suicide. This effect is amplified synergistically when the Company's drug is given together with a chemotherapeutic. Gastrin also stimulates the secretion and expression of other important growth factors and receptors within and on the surfaces of the cancer cells involved in tumor growth. Hence, inhibiting gastrin inhibits all of the foregoing factors contributing to tumor growth and spread, while simultaneously opening a central pathway to cell suicide. The Company's anti-gastrin targeted therapy adds a biological dimension to the treatment of gastrointestinal cancers.

          Aphton Corporation is a biopharmaceutical company developing products using its innovative targeted immunotherapy technology for neutralizing hormones that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases; and the prevention of pregnancy. The Company has strategic alliances with Aventis Pasteur (NYSE: AVE) for treating gastrointestinal system and other cancers with G17DT; GlaxoSmithKline (NYSE: GSK) for reproductive system cancer and non-cancer diseases; and others.


ITEM 7. EXHIBITS.

        (c) Exhibits.

            99.1 Text of Press Release of the Company dated June 12, 2002.

                                    SIGNATURE

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                APHTON CORPORATION
                                (Registrant)

                                By: /s/   Frederick W. Jacobs
                                   --------------------------------------------
                                Name:   Frederick W. Jacobs
                                Title:  Vice President, Chief Financial Officer,
                                          Treasurer and Chief Accounting Officer

Dated: June 12, 2002